Exhibit 99.3

Kraft Foods

Irene Rosenfeld, Chairman and CEO

External Interview

September 2009

Q:	Why is this proposed transaction right for Kraft Foods?

A:	I think it’s a logical next step in our transformation toward a high-growth, higher-margin company. It’s the opportunity to combine two companies to create a global powerhouse in snacks, confectionary and quick meals that I think has the potential to benefit our brands, our employees, our consumers and certainly our shareholders. It would become a $50 billion company. One that would have the scale, the scope and the resources to grow faster today and well into the future.

Q:	Why does this proposed transaction make sense for Cadbury?

A:	We have great respect for Cadbury, for its brands, for its employees and for its proud heritage, but I believe that in the current global economy the growth prospects are constrained and so we believe by bringing together these two great companies the opportunity to create a global powerhouse will enable it to compete far more effectively in the future.

For Cadbury’s shareholders we believe that the premium we have offered is a compelling one and we believe that the nature of our proposal provides both value certainty in the near term as well as the opportunity to benefit from the long-term upside in the synergies that come from combining these two great companies.

Q:	Why are you considering this proposal now?

A:	We’ve been following Cadbury for quite some time. Both companies are on solid footing. Kraft just reported very strong second quarter results, which suggests that we have made excellent progress in our turnaround. We continue to benefit from the integration of the LU Biscuit business that we bought back in 2007 and similarly, Cadbury has made excellent progress against the Vision Into Action program. So I think it’s an opportune time for both companies to come together and move together to the next level.

Q:	What commitments are you making in regards to jobs or manufacturing facilities?

A:	As you might imagine, it’s a little bit too early to make any specific commitments. But what I can say is that as we create this global powerhouse, there will be opportunities for talented employees from both companies to continue to have very attractive and successful careers.

In addition, we can confirm that the existing contractual employment rights, particularly pension rights, of all Cadbury employees will be totally safeguarded.

Q:	Where are the synergies you identified coming from?

A:	We see substantial synergies, pre-tax synergies, as a result of operational efficiencies in combining the two companies. But equally important, we see excellent revenue synergies that come from increased investment in distribution, in marketing and new product development and so although it’s premature to talk about any of the specifics, we see tremendous benefits in combining the two companies.

Q:	Do you think this proposed transaction is feasible given the political considerations of acquiring a UK icon?

A:	Absolutely. We have tremendous respect for Cadbury, for its brands, for its proud heritage and just as we have done, they have made significant investments over the years in quality and innovation and marketing. Especially here in the UK it is an iconic business and it is one that has a very proud heritage and we have every intention of respecting that.

Q:	Are there differences in the cultures of the two companies that are going to raise the integration risk?

A:	As you read about the history of our two companies and you look at the history of our founders they’re remarkably similar and I think some of the great values that have guided the history of Cadbury have also guided the history of Kraft. And even if you look at some of the programs that we have both chosen to pursue, our desire to make a difference in the communities in which we operate is similar. Kraft has pursued that avenue with our Kenco coffee - we’ve taken a very strong stance with respect to Rainforest Alliance coffee. Similarly, Cadbury has taken a very strong stance with respect to Fair Trade cocoa. In both cases our desire is to help improve the lives of those who raise the crops that we use as inputs to make our own products and so I think culturally the two businesses are quite similar and I’m quite optimistic about the possibility of combining these two very strong, very proud cultures.

Q:	Tell us about Kraft Foods given that not everyone knows you in the UK?

A:	Kraft is a powerhouse in snacks, confectionary and quick meals. We’re headquartered in the US but we have operations around the world. In fact, half of our revenue comes from outside the US.

Globally we’re known for a number of billion dollar brands. Brands like Kraft, LU, Jacobs, Nabisco, Oscar Mayer, for example. Here in the UK we’re actually not necessarily associated with some of our most famous brands. Brands like Terry’s, Milka, Toblerone, Dairylea, Kenco. But we’re proud of all of our brands and we believe that the opportunity to bring this iconic portfolio of brands together with the proud heritage of the Cadbury portfolio is a wonderful opportunity.

Q:	Why have you decided to go public with your proposal today?

A:	While there is no guarantee that we will actually make an offer we believe that our proposal is one that would provide tremendous value to the shareholders of both companies. We have sent a letter to the Cadbury Board of Directors laying out our proposal and we believe that this is the best way for us to proceed.

Q:	It’s been reported that you are a Mac and Cheese and Oreo fan, so what is your favorite Cadbury brand?

A:	There are so many to choose from it’s a little hard to pick. I’d have to say on a year round basis I think Trident Gum. I’m a heavy, heavy user of that product. But I would say that on a seasonal basis I just love those Cadbury eggs. And I am so excited about the opportunity to bring our two great companies together and realize more opportunities to make products like those eggs available to more consumers around the world.

[End]

Nothing in this document is intended to be a profit forecast and the statements in this document should not be interpreted to mean that the earnings per Kraft Foods share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements regarding our possible offer to combine with Cadbury. Such statements include statements about the benefits of the proposed combination, expected future earnings, revenues and cost savings and other such items, based on our plans, estimates and projections. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors include, but are not limited to, the possibility that the possible offer will not be pursued and the risk factors set forth in our filings with the US Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this document except as required by applicable law or regulation.

ADDITIONAL US-RELATED INFORMATION

This document is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cadbury or Kraft Foods. Subject to future developments, Kraft Foods may file a registration statement and/or tender offer documents with the SEC in connection with the proposed combination. Cadbury shareholders should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the proposed combination, as they will contain important information. Those documents, if and when filed, as well as Kraft Foods’ other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.kraftfoodscompany.com.

RESPONSIBILITY STATEMENT

The directors of Kraft Foods each accept responsibility for the information contained in this document, save that the only responsibility accepted by them in respect of information in this document relating to Cadbury plc or the Cadbury Group (which has been compiled from public sources) is to ensure that such information has been correctly and fairly reproduced and presented. Subject as aforesaid, to the best of the knowledge and belief of the directors of Kraft Foods (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of that information.

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